Exhibit 99.1

Naqi Logix Appoints Bal Bhullar as Chief Financial Officer to support the AI-Neurotechnology Company’s Next Growth Phase

VANCOUVER, BC — June 1, 2026 — Naqi Logix Inc. (“Naqi” or the “Company”), an AI-Neurotechnology Company that is the silent, invisible interface between humans and technology, today announced the appointment of Ms. Bal Bhullar as Chief Financial Officer (“CFO”).

Ms. Bhullar is joining Naqi as their CFO. She brings over 20+ years of executive and board-level experience in both public and private companies in finance, capital markets, investor relations, governance, and risk management across both public and private companies. She currently serves as an independent Board Member of Lexaria BioScience (NASDAQ:LEXX) and Founder/CEO of BKB Management Ltd.

“Naqi is building a new standard for how people interact with technology; hands-free, voice-free, and screen-free,” said Mr. Mark Godsy, CEO of Naqi Logix. “Bal brings the depth of experience we need as we scale, across capital strategy, public-company leadership, governance, and disciplined execution. We’re excited to welcome her to the team.”

In her career, Ms. Bhullar has supported organizations through capital funding, strategic financial planning, IPO’s and public-company readiness, with extensive experience in regulatory compliance, internal controls, and SOX. She has held Executive and Board positions across multiple companies along with being an entrepreneur, where she has been instrumental in their growth and success.

“I am excited to be a part of the Naqi team who has created an incredible AI Neurotechnology Software Platform - the Silent and Invisible Interface between humans and technology, where I will be able to a part of its next phase by enhancing financial infrastructures,” said Ms. Bal Bhullar, Chief Financial Officer of Naqi Logix. “It’s truly humbling to be on this journey with Naqi, that will change lives and industries globally forever.”

About Naqi Logix

Naqi Logix Inc. is an AI-Neurotechnology Company that is the silent, invisible interface between humans and technology. Naqi’s non-invasive, earbud-based neural interface platform captures biosignals in and around the ear and uses proprietary AI to interpret intent, turning subtle facial micro-gestures and head movements into real-time digital commands. Safe, private and camera-free, Naqi enables hands-free, voice-free, screen-free, implant-free control across computers, mobile devices, robotics, and connected environments. Learn more at www.naqilogix.com.

Media Contact

Jami Lah

Naqi Logix Inc.

outreach@naqilogix.com

1-888-627-4564

Corporate Address

Naqi Logix Inc.

100 Park Royal S Suite 200

West Vancouver, BC V7T 1A2

Canada

This press release, including any materials referenced herein, contains forward-looking information or forward-looking statements under applicable Canadian and U.S. securities laws (collectively, “forward-looking statements”) that reflect current expectations and projections of Naqi Logix Inc. (“Naqi Logix”) about its future development. When used in this press release, forward-looking statements can be identified by the use of words such as “may,” or by such words as “will,” “intend,” “believe,” “estimate,” “consider,” “expect,” “anticipate,” and “objective” and similar expressions or variations of such words. Forward-looking statements in this press release include, but are not limited to, statements relating to the anticipated advancement of the neurotechnology program, including completion of upcoming development phases, and the Company’s expectations for the benefits to be derived from the neurotechnology program. Forward-looking statements are, by their nature, not guarantees of Naqi Logix’s future operational or financial performance and are subject to risks and uncertainties and other factors that could cause Naqi Logix’s actual results, performance, prospects, or opportunities to differ materially from those expressed in, or implied by, these forward-looking statements. No representation or warranty is intended with respect to anticipated future results, or that estimates, or projections will be sustained.

In developing the forward-looking statements in this press release, we have applied several material assumptions, including the general business and economic conditions of the industries and countries in which Naqi Logix operates, and general market conditions. Many risks, uncertainties, and other factors could cause the actual results of Naqi Logix to differ materially from the results, performance, achievements, or developments expressed or implied by such forward-looking statements. Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to, our history of losses, our ability to implement our growth strategy, generate revenue and achieve profitability, our limited operating history with recent acquisitions, our ability to obtain adequate financing as needed, our ability to continue as a going concern, our status as a foreign private issuer, customer demand for or acceptance of our products and services, our ability to enter into strategic partnerships with OEMs and Tier 1 suppliers, the impact of competitive or alternative products, technologies, and pricing, emerging competition and rapidly advancing technology that may outpace our own, our ability to manufacture or distribute products and services and secure strategic supply, manufacturing, licensing and distribution arrangements, our ability to protect our intellectual property, our ability to protect user data and user information, impact of any changes in existing or future regulatory and tax regimes applying to our business, our ability to successfully consummate strategic transactions and integrate companies or technologies we acquire, our ability to attract and retain management and employees with specialized knowledge and technical skills, our ability to develop and maintain effective internal controls, general economic conditions and events and the impact they may have on us and our customers, including but not limited to escalating tariff and non-tariff trade measures imposed by the United States and other countries, increases in inflation rates and rates of interest, supply chain challenges, increased costs for materials and labor, cybersecurity threats, and conflicts such as those in Russia/Ukraine, Israel/Hamas and Iran, our success at managing the risks involved in the foregoing items, and other risk factors discussed in our periodic and current reports and registration statements filed with the U.S. Securities and Exchange Commission and the British Columbia Securities Commission.

Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of the press release or as of the date otherwise specifically indicated herein. Due to risks and uncertainties, events may differ materially from current expectations. Naqi Logix disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required pursuant to applicable securities law. All forward-looking statements contained in the press release are expressly qualified in their entirety by this cautionary statement.